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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                                  MEDIA CONTACT:
                                                                      Amy Savage
                                                                  (408) 725-2702
                                                            asavage@symantec.com

                                                     INVESTOR RELATIONS CONTACT:
                                                                  Shelley Wilson
                                                                  (408) 446-8891
                                                            swilson@symantec.com



                     SYMANTEC ADOPTS STOCKHOLDER RIGHTS PLAN

CUPERTINO, California, August 13, 1998 - Symantec Corporation (NASDAQ: SYMC) announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of the company for its stockholders during any future unsolicited acquisition attempt.

The plan is designed to give Symantec's Board of Directors sufficient time to study and respond to an unsolicited tender offer or other attempted acquisition. Adoption of the plan was not made in response to any specific attempt to acquire Symantec or its shares, and Symantec is not aware of any current efforts to do so.

In connection with the plan, the Board declared a dividend of one preferred share purchase right for each share of the company's common stock outstanding on August 21, 1998 (the "Record Date"). The Board further directed the issuance of one such right with respect to each share of the company's common stock that is issued after the Record Date, except in certain circumstances. The rights will expire on August 12, 2008.

The rights are initially attached to the company's common stock and will not trade separately. If a person or a group (an "Acquiring Person") acquires 20% or more of the company's common stock, or announces an intention to make a tender offer for 20% or more of the company's common stock, then, the rights will be distributed and will thereafter trade separately from the common stock.

Each right will be exercisable for 1/1000th of a share of a newly designated Series A Junior Participating Preferred Stock at an exercise price of $150.00. The preferred stock has been structured so that the value of 1/1000th of a share of such preferred stock will approximate the value of one share of common stock.

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Upon a person becoming an Acquiring Person, holders of the rights (other than the Acquiring Person) will have the right to acquire shares of the company's common stock at a substantially discounted price.

If a person becomes an Acquiring Person and the company is acquired in a merger or other business combination, or 50% or more of its assets are sold to an Acquiring Person, the holders of rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price.

After a person has become an Acquiring Person, the company's board of directors may, at its option, require the exchange of outstanding rights (other than those held by the Acquiring Person) for common stock at an exchange ratio of one share of the company's common stock per right.

The Board may redeem outstanding rights at any time prior to a person becoming an Acquiring Person at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by the Board.

In addition, the Board also amended the company's bylaws to: permit only the Chairman, President or the Board to call a special meeting of the stockholders; require that the Board be given prior notice of a stockholder proposal to take action by written consent so that a record date for such action can be established; require advance notice to the Board of stockholder-sponsored proposals for consideration at annual meetings and for stockholder nominations for the election of directors; permit the Board to meet on one- rather than two-day advance notice; and conform the bylaws to applicable provisions of Delaware law regarding the inspection of elections at stockholder meetings.

About Symantec

Symantec is the world leader in utility software for business and personal computing. Symantec products and solutions help make users productive and keep their computers safe and reliable anywhere and anytime. Symantec offers a broad range of solutions and is acclaimed as a leader in both customer satisfaction and product brand recognition. Symantec is traded in Nasdaq under the symbol SYMC. More information on the company and its products can be obtained at www.symantec.com.